Exhibit T3B
CORPORACION DURANGO. S. A. B. DE C. V.
CORPORATE BYLAWS
TITLE FIRST
DENOMINATION, OBJECT, TERM AND CITIZENSHIP
     Article One: Denomination. The Corporation’s denomination shall be “Corporacion Durango”, always followed by the words “Sociedad Anonima Bursatil de Capital Variable”, or its initials “S.A.B. de C.V.” (hereinafter the “Corporation”). The Corporation shall be regulated for everything not provided in these corporate bylaws (the “Bylaws”) by the provisions of the Stock Market Law, the administrative provisions issued pursuant to such law by the competent authorities and, on a supplementary basis; by the provisions of the Corporation Law.
     Article Two. Object. The object of the Corporation shall be:
     (a) To promote, constitute, organize, participate, acquire and have a share in the capital stock or net worth of all kind of corporations, business companies, joint ventures, trusts, civil companies or associations or of any other nature, either domestic or foreign, as well as to participate in their management or winding up.
     (b) To assign, acquire, alienate, dispose and negotiate all kinds of right, under any legal instrument, on shares, interests, share certificates, bonuses, debentures, corporate shares and all kind of securities, of all type of corporations, business companies, joint ventures, trusts, civil companies or associations or of any other nature, either domestic or foreign.
     (c) To act as agent, representative, commission agent, intermediary, factor, of individuals or corporations, either Mexican or foreign.
     (d) To carry out all kind of trade or industrial activities allowed by the laws.
     (e) To obtain all kind of loans or credits, to issue debentures, bonuses, trade bills, stock exchange certificates and any other equivalent credit title or instrument, with or without granting a specific security of any kind.
     (f) To grant all kinds of financing or loan to corporations, associations, trusts or institutions where the Corporation has an interest or share in their capital stock or if it has, in any way, the capacity to determine their management, with or without specific collateral or personal guaranties or securities.
     (g) To grant all kind of personal guaranties, collaterals and guarantors for credit debentures or instruments on the account of corporations, associations, trusts and institutions where the Corporation has an interest or share in their capital stock or if it has, in any way, the capacity to determine their management.
     (h) To subscribe and issue all kind of credit instruments, as well as to endorse them.
     (i) To acquire, lease, sublease, use, exploit and commercialize real estates and chattels needed for its establishment, as well as the purchase and sale of other properties required for the performance of its object.
     (j) To acquire, register, preserve, use, sell, transfer, lease, assign the use and in general, to dispose of all kind of patents, brands, invention certificates, trade names, utility models, industrial designs, industrial secrets and any other industrial property rights, as well as copyrights, options thereon and preferences, either in Mexico or abroad.

     (k) To celebrate, grant and execute all acts, whatever their legal nature, deemed necessary or convenient for the performance of the former objects, even the association with other national or foreign people.
     Article Three. Corporate Address. The corporate domicile of the Corporation shall be in the City of Durango, State of Durango, but it might establish agencies or branches inside or outside the Mexican Territory, without being understood as change of corporate domicile.
     Article Four. Term. The Corporation’s term shall be indefinite.
     Article Five. Alien Shareholders. Every alien who, at the act of incorporation or at any subsequent time, acquires an interest or corporate share in the Corporation shall be considered, by this simple fact, as Mexican in relation to one and another, and it shall be understood that it agrees not to invoke the protection of its government, under penalty, in case of default, of losing such interest or corporate share for the benefit of the Mexican Nation.
     TITLE SECOND: CAPITAL STOCK AND SHARES
     Article Six. Capital Stock Integration.
     (a) The Corporation’s capital stock is variable. The minimum fixed capital without withdrawal right is $982,074,172.00 MXP (Nine Hundred and Eighty Two Million Seventy Four Thousand One Hundred and Seventy Two MXP), represented by 77,896,582 common registered shares, without par value expression, completely subscribed and paid.
     (b) The variable part of the capital stock is unlimited and shall also be represented by common registered shares, without par value expression.
     (c) There shall be only one class of regular shares, which shall grant equal rights and obligations to their holders. Each issuance of shares due to increase or to any other matter shall constitute a new series that shall be identified with a consecutive number followed by the year, unless the Shareholders’ Meeting resolves otherwise.
     (d) Except in the cases and in compliance with the requirements referred to in articles 57 (fifty seven), 366 (three hundred and sixty six) and 367 (three hundred and sixty seven) of the Stock Market Law, or except if the transaction is carried out through investment companies, the corporations controlled by the Corporation might not acquire, either directly or indirectly, representative shares of the Corporation’s capital stock or credit instruments that represent them.
     Article Seven. Capital Stock Variations.
     (a) The capital stock might be increased or decreased by resolution of the Shareholders’ General Meeting.
     (b) The increases or decreases of the Corporation’s minimum fixed capital might only be decreed by resolution of the Shareholders’ Special General Meeting which additionally, shall approve the amendment of these Bylaws articles, as applicable.
     (c) To increase or decrease of the capital stock variable part, it shall be sufficient with the approval by resolution of the Shareholders’ Regular General Meeting and to evidence such resolutions in a Minutes attested by a Notary Public, except in relation to increases or decreases referred to in article 56 (fifty six) of the Stock Market Law and without the need of registering the corresponding deed in the Public Registry of Commerce. The minimum fixed or variable capital stock decreases that are decreed to absorb losses shall be made without the need of paying off shares, because they do not have par value expression.

     (d) In case of capital stock decrease by means of refund to the shareholders, such decrease shall apply to all shareholders proportionally to the shares they own in relation to the outstanding shares.
     (e) The shareholders of the Corporation’s capital stock variable part shall not have the withdrawal right provided by article 220 (two hundred and twenty) of the Corporation Law.
     (f) No capital increase might be decreed before the shares previously issued have been paid in full. When adopting the corresponding resolutions, the Shareholders’ General Meeting that decrees the increase, any subsequent Shareholders’ General Meeting or the Board of Directors by delegation of such Meetings, shall stipulate the terms and conditions in which such increase shall take place.
     (g) The shares issued in view of increase of the fixed or variable part of the capital stock and that by resolution of the Shareholders’ General Meeting are destined to public placement, shall be deposited in the Corporation’s Treasury in order to be placed as their subscription is carried out pursuant to article 53 (fifty three) of the Stock Market Law.
     (h) The capital increases might be carried out by means of capitalization of profit reserves pending to be applied or of surplus, or by means of payment in cash or in kind. In the increases by capitalization of reserves, profits pending to be applied or surplus, all the shareholders that hold shares subscribed, paid and outstanding, on the date such increase is resolved shall be entitled to the proportional part that might correspond to the new shares issued as a result of the capitalization.
     (i) In increases by payment in cash or in kind other than the increases referred to in the preceding item g), the shareholders that hold shares subscribed, paid and outstanding, on the date when the increase is resolved, shall have the preemptive right to subscribe the new shares that will be issued or that will be outstanding during a 15 (fifteen) day term, counted from the next day of the publication date of the corresponding notice in the “Official Newspaper” of the Corporation’s corporate address, or calculated from the date when the Shareholders’ General Meeting was held, if all the shares in which the capital stock is divided had been represented therein.
     (j) If after the expiration of the term during which the shareholders had the right to exercise the preemptive right granted in the preceding item of this Clause there are still unsubscribed shares, they shall be offered for their subscription and payment, under the conditions and terms set forth by the Shareholders’ General Meeting that decreed the capital increase, or under the terms set by the Board of Directors, as the case might be, at a price that cannot be less than the one in which they were offered to the Corporation’s shareholders for their subscription and payment, in the preemptive subscription.
     (k) The shareholders shall not enjoy the preemptive right mentioned in the preceding paragraphs in case of: (i) merging of the Corporation, (ii) conversion of debentures, (iii) public offer as provided by article 53 (fifty three) of the Stock Market Law and (iv) placement of shares acquired by the Corporation, as provided by Article Eight of these Bylaws.
     (l) Every capital stock increase or decrease shall be recorded in the specific book kept by the Corporation for these purposes.
     Article Eight. Acquisition of Own Shares.
     The Corporation might acquire representative shares of its own capital stock without being applicable the prohibition stipulated in the first paragraph of article 134 (one hundred and thirty four) of the Corporation Law, provided that the shares acquisition is carried out pursuant to article 56 (fifty six) and other provisions of the Stock Market Law and other applicable provisions.

     Article Nine. Limited Vote Shares.
     (a) The Shareholders’ General Meeting shall resolve about the issuance of shares with limited or restricted vote or without voting right, including those provided by articles 112 (one hundred and twelve) and 113 (one hundred and thirteen) of the Corporation Law, provided that the Corporation had received the authorization from the National Banking and Stock Market Commission and the issuance shall be subject to the provisions set in the Stock Market Law and other administrative provisions that might be applicable.
     (b) The shares without voting right shall not count for the purpose of determining the quorum and number of votes regarding a determined resolution of the Shareholders’ Meetings, but the restricted or limited voting shares shall only count to determine the quorum and the resolutions in the Shareholders’ Meetings to which their holders are called to exercise their voting right. The already mentioned with the exception referred to in Article Twelve of these Bylaws.
     Article Ten. Share Certificates.
     (a) The shares shall be represented by certificates that shall include the requirements set in article 125 (one hundred and twenty five) of the Corporation Law as well as their corresponding series. They might cover one or more shares, shall be numbered in consecutive order and subscribed by the Chairman and any other holder member of the Board of Directors, with the autograph signature or in facsimile.
     (b) In case of loss, destruction or theft of one or more share debentures or certificates, the owner might request the issuance of new ones, subject to the provisions set in the Credit Instruments and Transactions General Law. The expenses derived from the issuance of the new certificate shall be on the account of the interested person.
     Article Eleven. Shares Registration.
     (a) The Corporation shall keep a record of the shares as provided by Article 128 (one hundred and twenty eight) of the Corporation Law, either directly or through any institution for the deposit of securities, as provided by Article 280 (two hundred and eighty) item VII and other applicable of the Stock Market Law, and might be in charge of the Secretary of the Corporation’s Board of Directors, or the corresponding institution for the deposit of securities or any other credit institution might be charge thereof.
     (b) The Corporation shall recognize as legitimate holder of the shares to the one that appears registered as such in the record mentioned in the preceding paragraph. Upon the request of any interested, prior verification as the case may be, the Corporation shall record in the already mentioned book, the share assignments and conversions that are carried out, subject to the provisions stipulated in Title Third of these Bylaws. The record book shall remain closed from the third day prior to the celebration of each Shareholders Meeting until the day after its celebration, and during such term no record shall be registered in such book.
     (c) In every case, the corporations or individuals that acquire shares of the Corporation without the authorization referred to in Title Third of these Bylaws, if necessary, shall not be registered in the shares record book.
     (d) In the cases where any of the formalities, requirements and other provisions set in Title Third of these Bylaws are not complied for the acquisition of shares of the Corporation: (i) the interested shall not be entitled to be registered in the Corporation’s shareholders book as holder of the shares and shall not participate in the Shareholders’ Meetings and (ii) the certificates or listings referred to in article 290 (two hundred and ninety) of the Stock Market Law shall not credit the right to attend the shareholders meetings or the right to be registered in the shares record book of the Corporation.

     Article Twelve. Cancellation of Registration in the National Securities Registry. The cancellation of the Corporation’s shares registration in the Securities Section of the National Securities Registry might be made: (i) by resolution of the Shareholders’ Special General Meeting adopted by the favorable vote of the shareholders with or without voting right, that represent 95% (ninety five percent) of the capital stock; or (ii) by resolution of the National Banking and Stock Market Commission; in both cases; the procedure shall be subject to everything provided by the Stock Market Law and its regulating or administrative provisions.
     TITLE THIRD: CHANGE OF CONTROL
     Article Thirteen. Certain Terms Defined. For the purposes of this Title Third, and as required in the context in the rest of these Bylaws, the following terms used with capital letter shall have the meaning mentioned next, either in singular or in plural:
     “Shares” shall mean the Corporation’s capital stock representative shares, whatever their class or series, or any certificate, value or instrument issued, based on these shares, or that grant any right over these shares or that is convertible to those shares, including specifically, common share certificates that represent shares of the Corporation
     “Affiliate” shall mean any corporation exercising Control, either Controlled by, or under the common Control of any Person.
     “Competitor” shall mean:
     (a) any Person engaged in the production, sale, contracting, subcontracting and exploitation of the wood, paper and corrugated packing industries and any byproduct, in all its aspects and specialties, including: (i) agglomerated panels, triplay and simple wood; (ii) bond, journal or newspaper, brown, industrial, kraft or semikraft papers; (iii) cardboard boxes and packing of any kind or class; and / or
     (b) the activities or business lines that from time to time are carried out by the Corporation and / or its Affiliates or Subsidiaries, of similar nature or related to the above mentioned
     “Consortium” shall mean a group of Corporations linked among each other by one or more Individuals that as a group of people are in control of the former
     “Control’, “Controlled” o “To Control” shall mean:
     (a) holding more than half of the Shares or values representing the capital stock of a Corporation; or
     (b) the capacity of a Person or group of People, to carry out any of the following acts: (i) to impose, either directly or indirectly, decisions in the general meetings of shareholders, partners or equivalent entities, (ii) to appoint or remove most of the Directors, administrators or their equivalents, of a Corporation; (iii) to hold rights that will allow, either directly or indirectly, to exercise the vote over 50% (fifty percent) of the capital stock of a Corporation; and / or (iv) to conduct, either directly or indirectly, the management, strategy or main policies of a corporation, either through the ownership of stocks, by contract or in any other way.
     “Restricted Agreements” shall mean every agreement, covenant, contract or any other legal act of any nature, either verbal or written, by means of which mechanisms or agreements of vote association are made or adopted, for one or more shareholders meetings of the Corporation, provided that the number of grouped votes results in a number equal or higher than 5% (five percent) or more of the total Shares in which the capital stock is divided. The Restricted Agreements do not comprise the agreements made by shareholders for the appointment of minority Directors.

     “Important Executives” shall mean the chief executive officer of this Corporation as well as the individuals who perform a job, hold a position or commission in this Corporation or in the corporations that it controls, who make decisions that significantly transcend in the administrative, financial, operating or legal situation of the Corporation or of such corporations.
     “Entrepreneurial Group” shall mean a group of Corporations organized under direct or indirect schemes of capital stock share, where the same Corporation is in Control of such Corporations.
     “Significant Influence” shall mean holding or ownership of rights, either directly or indirectly, that allows exercising the voting right of 20% (twenty percent) or more Shares, when such share does not grant Control over the Corporation.
     “Person” shall mean indistinctly an Individual or a Corporation.
     “Individual” shall mean any individual or group of individuals who have agreements, of any nature, to make decisions in the same sense.
     “Corporation” shall mean any corporation, company, credit or financial institution acting as fiduciary institution under a trust contract or a similar entity or any other means, entity, corporation or form of economic or legal association or any of the Subsidiaries or Affiliates thereof, or any group of people acting in a joint, united or coordinated way.
     “Related Person” shall mean the People in any of the following assumptions:
     (a) that Control or have the possibility, either directly or indirectly, to determine or conduct the policies and management of the Corporation that is part of the Entrepreneurial Group or Consortium to which that Person belongs, as well as the Directors or managers and the Important Executives of the members of such Entrepreneurial Group or Consortium;
     (b) that has the possibility, either directly or indirectly, to determine or conduct the policies and management of the Corporation that is part of the Entrepreneurial Group or Consortium to which that Person belongs;
     (c) the spouse, common-law wife or concubinary and the Persons with relationship by blood, affinity or civil status up to the fourth degree, with the Individuals in any of the assumptions mentioned in the preceding items (a) and (b), as well as the partners of such Individuals;
     (d) the Corporations that are part of the Entrepreneurial Group or Consortium to which the Person belongs;
     (e) the Corporations regarding which any of the Persons referred to in the preceding items (a) to (b) exercise Control or have the possibility, either directly or indirectly, to determine or conduct the policies and management; and
     (f) in general, any Individual, Corporation or any relative by blood, affinity or civil status up to the fourth degree or any spouse or concubinary or any of the Subsidiaries or Affiliates of any of the previously mentioned, (i) that belongs to the same group of interests or economic group as the related Person or (ii) that acts in agreement with the related Person.
     “Corporation” shall mean Corporacion Durango, S. A. B. de C. V.
     “Subsidiary” shall mean any corporation regarding which a Person owns the majority of the capital stock representative Shares or regarding which a Person has the right to designate the majority of the board of directors’ members or the administrator.

     Article Fourteen. Authorization to Change Control.
     (a) The previous authorization and in writing of the Board of Directors and / or the Shareholders’ Special General Meeting, as specified in this Title, shall be required to carry out any of the following acts:
     (i) The acquisition, either individually or jointly with another Person or Persons including Related Persons, of Shares or rights over Shares, by any means or instrument, either directly or indirectly, in one act or in a series of acts without limit of time among them, which consequence is to hold shares, either individually or jointly with the shares of another Person, including Related Persons directly or indirectly, which is equal to 5% (five percent) or to a multiple of 5% (five percent) of the total Shares in which the Corporation capital stock is divided;
     (ii) Any Contract, Agreement or legal act that intends to limit or results in the assignment of any of the rights and faculties that correspond to shareholders or holders of Shares of the Corporation, including derived instruments or financial transactions, as well as the acts that imply the loss or limitation of the voting rights granted by the capital stock representative Shares of this Corporation in a proportion equal or higher than 5% (five percent) of the total Shares in which the Corporation capital stock is divided; and
     (iii) the execution of Restricted Agreements.
     (b) The favorable agreement, previous and in writing, of the Board of Directors referred to in this Article, shall be required indistinctly if the purchase or acquisition of Shares or rights over thereof, is intended to be carried out inside or outside the stock market, either directly or indirectly, through public offer, private offer or through any other mode or legal act, in one or more transactions of any legal nature, either simultaneous or consecutive, in Mexico or abroad.
     Article Fifteen. Authorization Request. To request the authorization referred to in the preceding Article, the Person or Persons who intend to carry out the acquisition or to execute Restricted Agreements, shall submit their request in writing to the Board of Directors, which shall be addressed and effectively delivered to the Chairman of the Board of Directors and to the Secretary of the Board, with copy to the Chief Executive Officer, at the address of the Board of Directors secretary stated in the last call published to hold any shareholders meeting. The already mentioned request shall state and detail the following:
     (i) The number and class or series of Shares that the Person or Persons hold as owner or joint owner or regarding which such Person or Persons control or share or enjoy any right, either by contract or by any other cause;
     (ii) The number and class or series of Shares that the Person or Persons, including any Related Person, intend to acquire or intend to concentrate in view of the execution of Restricted Agreements;
     (iii) As the case may be, the number and class or series of Shares regarding which it intends to obtain the Control or share the Control;
     (iv) The identity and citizenship of the Person or Persons who intend to acquire the Shares or who intend to concentrate Shares through the execution of Restricted Agreements, understanding that if any of these Persons is a Corporation, the identity and citizenship of the Person or Persons that, either directly or indirectly, Control the related Corporation shall be specified, until the Person or Persons who hold any right, interest or share of any nature in such Corporation are identified;

     (v) The reasons and objectives by means of which they intend to acquire or concentrate the Shares subject matter of the authorization requested, particularly mentioning if the purpose of acquiring or being a holder, directly or indirectly, grants a Significant Influence or acquires the Control of the Corporation by any means, and as the case may be, the way in which such Control will be acquired;
     (vi) If the Person or Persons who intend to acquire or concentrate the Shares is or are, either directly or indirectly, Competitors of the own Corporation or of any Subsidiary or Affiliate of the Corporation and if either it or they have the faculty of acquiring or concentrating Shares, in view of the execution of Restricted Agreements, pursuant to these Bylaws and to the applicable legislation; in addition, it shall specify if the Person or Persons who intend to acquire or execute Restricted Agreements on the related Shares, have relatives by blood, affinity or civil status up to the fourth degree or spouse, common law wife or concubinary, who might be considered a Competitor for the Corporation or any Subsidiary or Affiliate of the Corporation, or if it (they) has (have) any economic relationship with a Competitor or any interest or share either in the capital stock or in the management or operation of a Competitor, either directly or through any Person or relative by blood, affinity or civil status up to the fourth degree or through the spouse, common-law wife or concubinary;
     (vii) The origin of the economic resources intended to be used to pay the price of the Shares subject matter of the request; under the assumption that the resources come from financing, the identity and citizenship of the Person that will provide such resources shall be specified and the documents subscribed by such Person that credit and explain the conditions of such financing shall be submitted together with the authorization request.;
     (viii) If the Person or Persons intending to acquire or concentrate the Shares are part of an economic group, integrated by one or more Related Persons, that as such, at an act or succession of acts, intend to acquire Shares or rights over thereof or to execute a Restricted Agreement or, as the case may be, if such economic group, owns Shares or rights over thereof or is part of a Restricted Agreement;
     (ix) If it has received economic resources as a loan or of any other kind from a Related Person or has granted economic resources as a loan or of any other kind to a Related Person with the purpose of paying the Shares prices; and
     (x) The identity and citizenship of the financial institution that would act as placing broker, under the assumption that the related acquisition is carried out by public offer.
     Article Sixteen. Authorization Procedure.
     (a) Within the next 10 (ten) business days after the date when the Board of Directors actually receives the authorization request referred to in the preceding Article, accompanied by all the documentation that credits the veracity of the information referred therein, the Chairman of the Board of Directors or its alternate and, in absence of both of them, the Secretary of the Board, shall call the Board of Directors to discuss and resolve about the related authorization request.
     (b) The Board of Directors shall resolve about the authorization request at the latest 90 (ninety) days after the date when such request was submitted to the Board of Directors, in compliance with the provisions stipulated in Article Fifteen of these Bylaws.
     (c) The Board of Directors might request the Person or Persons intending to acquire the Shares or to execute Restricted Agreements about the related Shares, through the Chairman of the Board of Directors or through the deputy authorized for such purpose, the clarifications deemed necessary in order to issue a resolution about the authorization request that has been submitted, including additional documentation to credit the veracity of the information that shall be submitted under the terms of these Bylaws, within the next 20 (twenty) days after the date when the related request was received. Under the assumption that the Board of Directors requests clarifications or additional documentation, the requesting Person shall submit the corresponding information within the next 10 (ten) business days after the date when the Board of Directors issued its request.

     (d) If the term set in item (b) of this Article has elapsed and the Board of Directors has not yet granted its authorization, the corresponding resolution shall be understood in the sense of denying the related authorization request.
     Article Seventeen. Assessment Criteria. In the assessment conducted to the authorization requests referred to in this Title, the Board of Directors shall take into account the following factors, among others: (i) the benefit expected for the Corporation’s development; (ii) the eventual increase in the shareholders investment value; (iii) the due protection of minority shareholders; (iv) if the applicant is a Competitor of the Corporation, of its Subsidiaries and / or Affiliates; (v) if the applicant complied with the requirements set forth in this Title Third of the Bylaws; and (vi) all other elements that the Board of Directors deems appropriate and related to financial, economic, market or business factors, the continuity or change of the Corporation’s strategic vision and the characteristics of the Person or Persons that filed the authorization request, such as their moral and economic solvency, reputation and previous behavior.
     Article Eighteen. Takeover Bid
     (a) Under the assumption that the Board of Directors authorizes the request submitted and it refers to a Significant Influence or to the Corporation’s Control, the following shall be observed:
     (i) In case that the outlined Shares acquisition results in or is carried out with the intention that the purchaser be the holder, either directly or indirectly, of a Significant Influence, a takeover bid shall be carried out, at an equal price payable in cash for all the Shares, independently of their class or type, for the percentage of the corporation’s capital stock equivalent to the proportion or common shares intended to be acquired in relation to the total thereof or for ten percent of such capital, whichever is higher, provided that the purchaser limits its final ownership as a result of the proposal to a percentage that does not imply acquiring the Control of the Corporation, and
     (ii) In case that the outlined Shares acquisition results in or is carried out with the intention that the purchaser be the direct or indirect holder of the Control of the Corporation, then the Person or Persons intending to acquire the related Shares shall conduct a takeover bid, at an equal price payable in cash for all the Shares, independently of their class or type, for 100% (one hundred percent) of the Corporation’s capital stock representative Shares.
     (b) The takeover bid referred to in this Article shall be conducted simultaneously in Mexico and in any other jurisdiction where the Shares of the Corporation are registered or listed for their quotation in the stock market, as well as in the United States of America in case of having outstanding instruments of any kind on the proposal date that credit the Corporation’s share in the capital stock, either directly or indirectly. The already mentioned proposal shall be made within the next 60 (sixty) days after the date when the acquisition of the related Shares is authorized by the Board of Directors, unless such Board authorizes another term.
     Article Nineteen. Additional Faculties.
     The Board of Directors shall have the faculties to determine if one or more Persons who intend to execute Restricted Agreements or who had acquired or intend to acquire Shares, are acting, or presumably acting, in a joint, coordinated or united way with other or others or are Related Persons, in which cases, these Persons shall be considered as only one Person for the effects provided in this Title. Without limiting the already mentioned, it shall be assumed that two or more Persons acting jointly or united when they are linked due to a relationship up to the fourth degree, are spouses, concubines or concubinary among themselves, are part of the same Entrepreneurial Group, Consortium, business or net worth group, or when there is any agreement or covenant among them that refers to their corresponding ownership of Shares, or to the rights derived thereof, to make or impose decisions in the Shareholders Meetings or regarding the exercise of the rights derived from such Shares.

     Article Twenty. Authorizations’ Characteristics.
     (a) The authorizations granted by the Board of Directors pursuant to the provisions in this Title:
     (i) shall empower the consignee to acquire the related Shares up to the maximum amount or percentage stated in the corresponding authorization, for such purpose, the information and considerations submitted by the purchaser when submitting its authorization request shall taken into account, particularly if it intends or does not intend to carry out the acquisition of Shares or to formalize additional Restricted Agreements within a 12 (twelve) month term from the submittal of its request; and
     (ii) shall set that the related authorization shall be in full force and effect for a determined period during which the related acquisition of Shares or the execution of the Restricted Agreement shall take place.
     (b) The Board of Directors authorizations might not be assigned, except if otherwise stated in the corresponding authorization or if the Board of Directors authorizes the assignment.
     (c) The authorizations granted by the Board of Directors in relation to the requests submitted pursuant to this Title, shall cease having effect if the information and documentation based on which these authorizations were granted are no longer or not true.
     Article Twenty First. Exceptions. Except if the Stock Market Law or the applicable administrative provisions expressly order otherwise, the authorization and the takeover bid referred to in this Title shall not be necessary in the event of:
     (i) Shares acquisition or assignment by succession, either inheritance, legally or any other provisions or instruments that operate due to a cause of death;
     (ii) increase in shares ownership percentage of any shareholder of the Corporation as a result of a decrease in the number of outstanding Shares derived from repurchase of Shares by the Corporation or of amortization in advance thereof.;
     (iii) increase in shares ownership percentage of any shareholder of the Corporation that, as the case may be, might result from the subscription of Shares derived from capital increases made by such shareholders in proportion to the number of Shares that it possessed before the already mentioned capital increase as provided by article 132 (one hundred and thirty two) of the Corporation Law or in public offer pursuant to article 53 (fifty three) of the Stock Market Law, when authorized by the Shareholders Meeting or by the Board of Directors;
     Article Twenty Two. Provisions Compliance.
     Every Person who possesses or acquires one or more Shares of the Corporation agrees, by this mere fact, to observe and comply with the provisions of the Corporation’s Bylaws. The Corporation shall not acknowledge the corporate rights derived from the corresponding Shares and shall abstain from the registration mentioned in articles 128 (one hundred and twenty eight) and 129 (one hundred and twenty nine) of the Corporation Law and 280 (two hundred and eighty) item VII of the Stock Market Law, of the Persons who acquire Shares that infringe the provisions set in these Bylaws or who do not have the corresponding authorizations, applying in every case everything provided by these Bylaws.

     TITLE FOURTH; CORPORATION MANAGEMENT AND SURVEILLANCE
     CHAPTER FIRST; BOARD OF DIRECTORS
     Article Twenty Three. Integration.
     (a) The Corporation’s management shall be entrusted to a Board of Directors and to a Chief Executive Officer.
     (b) The Board of Directors shall consist of 7 (seven), minimum, and by 21 (twenty one), maximum, Directors, as determined by the Shareholders’ Regular General Meeting that resolves their appointment, from which, at least 25% (twenty five percent) shall be independent, according to the characteristics of “Independent Director” defined in the Stock Market Law. The Shareholders’ Regular General Meeting might designate for each holder Director the corresponding alternate. The alternate Director of any Independent Director shall have the same status.
     (c) The alternate Director shall be in office in case of resignation or temporary absence of the holder Director. The alternate Director shall remain in office until, as the case may be, the cause that originated the absence of the holder Director disappears or the Shareholders’ Regular General Meeting makes a new appointment.
     (d) The Shareholders’ Regular General Meeting or the Board of Directors shall have the faculties to designate, among its members, the one that shall hold the position of Chairman of the Board, as well as the Directors who shall substitute him in case of temporary or definite absence, determining the substitution order and the modes considered appropriate for the best performance thereof.
     (e) The Secretary and the Assistant Secretary of the Board of Directors shall be appointed by the Board. The designation shall be made in favor of non-members of the Board of Directors independently of the positions or conditions that the nominees might have inside or outside the Corporation.
     Article Twenty Four. Nomination of Directors.
     (a) At the Shareholders’ Regular General Meeting that is held for the approval of the report referred to in article 172 (one hundred and seventy two) of the Corporation Law, the members of the Board of Directors shall be nominated or ratified, as the case may be.
     (b) In the event of lack of nomination of alternate directors or when the newly nominated members do not take office, the directors in office shall continue performing their activities, even if any of them had resigned to the position or even if the term of the nomination has expired, for a maximum term of 30 (thirty) calendar days, without being subject to the provisions set in article 154 (one hundred and fifty four) of the Corporation Law.
     (c) The Board of Directors might nominate provisional directors, without the participation of the Shareholders Meeting, when any of the assumptions stated in the preceding paragraph or in article 155 of the Corporation Law is updated. The Corporation’s Shareholders Meeting shall ratify such appointments or shall nominate alternate directors in the following Meeting after such event, without any prejudice to everything provided by article 50, item I of the Stock Market Law.
     (d) Everything provided by articles 24 (twenty four) and 26 (twenty six) of the Stock Market Law shall be observed for the nomination of directors.

     Article Twenty Five. Minority Right to nominated Directors.
     (a) At any Shareholders’ Regular General Meeting held to deal the nomination of Directors, every minority of Shareholders with voting right, and even limited or restricted, representing at least 10% (ten percent) of the capital stock in one or more series of Shares, shall be entitled to appoint a Director and, as the case may be, its corresponding alternate. Those who exercise this right shall not participate in the nomination of the other Directors.
     (b) The appointment of the Director or Directors nominated by the minority shall only be revoked when the appointment of all the other directors is also revoked or when the minority that made the nomination determines so. In this latter case, the substituted persons might not be appointed with such status during the next 12 (twelve) months immediately after the revoking date.
     Article Twenty Six. Board of Directors Meetings; Integration and Vote.
     (a) The Board of Directors shall meet at least 4 (four) times a year. The Board of Directors’ meetings shall be valid with the attendance of the majority of its members and its resolutions shall be adopted by the majority of votes. In case of even voting, the Chairman shall have casting vote.
     (b) In the case of the resolutions referred to in Title Third of these Bylaws, so that the Board’s meetings might be valid at least 75% (seventy five percent) of the holder directors or their corresponding alternates shall be present and its agreements and resolutions shall be valid when adopted by the favorable vote of the majority of the directors being present.
     Article Twenty Seven. Board of Directors’ Meetings, Calls and Place to be Held.
     (a) The Chairman of the Board of the Directors, 25% (twenty five percent) of the Directors or the Chairman of the committee or committees that perform the activities of Member Practices or Auditing of the Corporation, might call meetings of the Board of Directors.
     (b) The meetings shall be held in the City of Durango or in any other place within the Mexican Territory that the Board may agree. The calls for such meetings shall be sent to those who shall attend, at least 5 (five) days in advance to the meeting date. The Agenda or list of issues to deal and resolve shall be sent together with the summons.
     Article Twenty Eight. Chairman and Secretary of the Board of Directors’ Meetings. The Chairman of the Board of Directors shall preside the meetings thereof, and in its absence, the Director nominated according to the substitution order and with the modes that the own Board has set. The Secretary of the Board shall act as secretary, and in absence thereof, the Assistant Secretary shall act or the person designated by the Director who presides the meeting.
     Article Twenty Nine. Minutes of the Meetings. From every meeting of the Board of Directors, minutes shall be prepared by the one acting as secretary of the meeting, which shall include the issues dealt and the agreements adopted. Such minutes shall be recorded in the corresponding Minutes Book and shall be subscribed by those who acted as Chairman and Secretary of the meeting.
     Article Thirty. Resolutions of the Board outside the Meeting. The Board of Directors, without the need of a meeting, might adopt resolutions by unanimity of a number of Directors equal to the number of holder members designated by the last Shareholders’ Regular General Meeting, which might be either holder or alternate, provided that such resolutions are confirmed in writing by all the Directors that participated therein.
     Article Thirty One. Faculties of the Board of Directors.
     The Board of Directors shall have the following faculties and obligations:
     (a) To define the general business strategy of the Corporation and of the corporations that it controls, surveillance of the business management and execution, as well as of the performance of the Chief Executive Officer and its important executives. The individuals who perform a job, hold a position or commission in the Corporation or in the corporations that it controls or that control it, who make decisions that significantly transcend in the administrative, financial, operating or legal situation of the Corporation or of the entrepreneurial group to which it belongs, and the directors shall not be comprised in this definitions.

     (b) The ones provided by article 28 (twenty eight) of the Stock Market Law and other applicable laws of such code of laws, as well as those set in these Bylaws.
     (c) To determine the sense in which the Shares and corporate interests of the Corporation subsidiaries shall be voted, designating in each case the person or persons who shall be authorized to vote such Shares or corporate interests.
     Article Thirty Two. Addition Faculties of the Board of Directors. In addition to everything stated in the preceding Article, the Board of Directors shall have the faculty: (i) to grant on behalf of the Corporation all kind of general, special and / or limited powers of attorney, with the fullest faculties for lawsuits and collection, acts of administration and ownership, as provided by article 2554 (two thousand five hundred and fifty four) of the Civil Code for the Federal District and the Federal Civil Code, including enunciatively but not restrictively, the faculties to file claims, criminal denouncements and to grant pardon, to constitute as offended party or third party in criminal procedures; to desist from the actions attempted and from amparo trials; to compromise; to submit to arbitration; to formulate and reply to interrogatories; to challenge judges; to receive payments and to execute all other acts expressly provided by the Law, including to represent the Corporation before judicial and administrative authorities; either civil or criminal, and before labor authorities and courts; and (ii) without prejudice for the faculties of the Chief Executive Officer, to instruct him to grant or revoke all kind of general, special and / or limited powers of attorney on account of the Corporation, being able to include in such powers of attorney the faculty to delegate them.
     Article Thirty Three. Chairman of the Board of Directors. The Chairman of the Board of Directors shall have the following faculties:
     (i) To preside the Shareholders Meetings and the Board of Directors’ Meetings;
     (ii) To propose to the Board the strategies for the Corporation’s business management and the Actions for the performance of its corporate object;
     (iii) To call Board meetings and to include in the Agenda the items deemed convenient;
     (iv) To observe that the Board meets at least 4 (four) times a year;
     (v) To propose for the Board approval, the nomination of provisional directors as provided by article 24 (twenty four) of the Stock Market Law.;
     (vi) To propose to the Shareholders Meeting, the person or persons that shall hold the position of Chairman of the Committee or Committees that perform the activities of Auditing and Member Practices;
     (vii) To proposal for the approval of the Board, the appointment of the independent Directors who shall integrate the Committee or Committees that perform the activities of Auditing and Member Practices and other committees that the Board deems convenient to constitute.;
     (viii) To propose to the Board of Directors the creation of special committees, the integration thereof and the people who shall preside them;
     (ix) To propose for the approval of the Board the nomination and removal of the Chief Executive Officer;

     (x) To propose to the Shareholders’ Meeting, supported by the information that, as the case may be, prepares the corresponding committee, the remunerations or compensations to the members of the Board and to the Chief Executive Officer, as well as the criteria and policies to follow for the determination of the Important Executives’ remunerations.;
     (xi) To propose to the Board and to coordinate the selection plan for the succession of the Board Chairman and the Chief Executive Officer;
     (xii) To know, conduct and propose to the Board the reply to the authorization requests of the persons or group of persons who intend to acquire 5% (five percent) or more of the Shares in which the capital stock is divided;
     (xiii) To represent the Corporation at any national or worldwide forum;
     (xiv) To propose for the approval of the Board the sense in which the Shares or corporate parts of the subsidiaries shall be voted; and
     (xv) All other faculties and responsibilities granted by these Bylaws or delegated by the own Board of Directors or by the Shareholders Meeting.
     Article Thirty Four. Faculties and Obligations of the Board of Directors Secretary. The faculties and obligations of the Secretary or Assistant Secretary of the Board of Directors shall be the following:
     (i) To act as secretary at the Board meetings and Shareholders’ General Meetings.;
     (ii) To keep the corporate books as provided by the Law and all others deemed necessary according to these Bylaws, that are not specifically entrusted to another officer or employee of the Corporation or to another entity;
     (iii) To notarize before a Notary Public, the minutes of the shareholders’ meetings and of the Board meetings when so resolved by these entities of the Corporation and when applicable pursuant to the Law;
     (iv) To issue certifications, simple copies, certificates or extracts of the Shareholders’ Meeting minutes and of the Board of Directors meetings, as well as of the records filed in the books that he keeps, authorizing them with his signature; and
     (v) All other faculties and responsibilities granted by the laws or by these Bylaws or that are delegated by the own Board of Directors or by the Shareholders’ Meeting.
     Article Thirty Five. Indemnity. The Corporation shall keep the directors harmless from damages originated by their performance to the Corporation or to the corporations that it controls or where it has significant influence, except in case of deceitful acts or of bad faith, or illegal, pursuant to the applicable legislation. For such purpose, the Board of Directors might propose to the Shareholders’ Meeting the granting of contracts or statements to guarantee such indemnity, or the contracting of insurance policies, bonds or security deposits that cover the corresponding amount.
     Article Thirty Six. Guarantee. For the performance of their positions, the directors and the Chief Executive Officer shall grant any of the following guarantees:
     (i) To grant a bond for the amount of $1,000.00 (one thousand pesos 00/100 MXP); or
     (ii) To deposit in cash the amount of $1,000.00 (one thousand pesos 00/100 MXP).

     CHAPTER SECOND; CHIEF EXECUTIVE OFFICER
     Article Thirty Seven. Nomination and Activities. The management, direction and execution of the Corporation’s businesses and of the corporations that it controls being subject to the policies and guidelines that regulate the general business plan of the Corporation approved by the Board of Directors, shall be in charge of the Chief Executive Officer. The Chief Executive Officer shall remain in office for indefinite time until its appointment is revoked.
     Article Thirty Eight. Faculties of the Chief Executive Officer. The Chief Executive Officer shall have the faculties and obligations provided by article 44 (forty four) of the Stock Market Law and in all other applicable codes of laws. In addition, the Chief Executive Officer shall have the faculties: (i) to grant the general, limited and / or special powers of attorney deemed convenient as well as those that are granted by instructions of the Board of Directors pursuant to Article Thirty Two of these Bylaws; and (ii) shall perform any other activity provided in these Bylaws or those that the Shareholders’ Meeting, the Board of Directors or the committees request to perform.
     Article Thirty Nine. Powers of Attorney of the Chief Executive Officer. The Chief Executive Officer, for the performance of its activities, shall have the following general powers of attorney:
     I. General for lawsuits and collection with all the general faculties and even the special ones that require a special clause as provided by the law, without any limitation, as provided by the first paragraph of article 2554 (two thousand five hundred and fifty four) of the Civil Code for the Federal District and its correlated Civil Codes for the entities of the United Mexican States and the Federal Civil Code; therefore, it shall be empowered, enunciatively but not restrictively, to file complaints, criminal denouncements and to grant pardons, to constitute as offended party or third party in criminal procedures; to desist from the actions attempted and even from the amparo trial; to compromise; to submit to arbitration; to formulate and reply to interrogatories; to assign properties; to challenge judges; to receive payments and to execute all other acts expressly provided by the Law, including enunciatively but not restrictively, to represent the Corporation before judicial and administrative authorities; either civil or criminal, and before labor authorities and courts;
     II. General for acts of administration and ownership as provided by the second and third paragraphs of article 2554 (two thousand five hundred and fifty four) of the Civil Code for the Federal District and its correlated Civil Codes for the federative entities of the United Mexican States and the Federal Civil Code, according to the following:
     (a) The Chief Executive Officer shall have the previous authorization from the Board of Directors to vote the Shares or corporate interests of the subsidiaries at the Shareholders’ or Partner Meetings that the latter hold; and
     (b) To exercise acts of ownership, the power of attorney granted:
     i. does not include the faculty to sell Shares or corporate interests of the corporations that are controlled by the Corporation, in which case the prior approval from the Board of Directors or the Shareholders’ Meeting of the Corporation shall be required, if the alienation value exceeds 20% of the Corporation’s consolidated net worth, as might be determined according to the following item iii;
     ii. shall require the prior authorization from the Board of Directors in case of transactions referred to in item (c) sub-item III of article 28 (twenty eight) of the Stock Market Law, i. e., the transactions that are carried out, either simultaneously or consecutively, that due to their characteristics might be considered as only one transaction and that are intended to be carried out by the Corporation or by the corporations that it controls, within a fiscal year term, when they are unusual or non-recurrent, or its amount represents, based on the corresponding figures at the closing of the quarter immediately previous to the execution of the transactions, (y) the acquisition or alienation of properties with a value equal or over five percent of the Corporation consolidated assets, except for investments in debt securities or baking instruments, provided that they are carried out according to the policies that for such purpose approves the own Board; or (z) the granting of securities or the assumption of liabilities for a total amount equal or over five percent of the Corporation’s consolidated assets, and

     iii. shall require the approval from the Shareholders’ Meeting when the related transaction implies amounts equal or over 20% (twenty percent) of the Corporation’s consolidated net worth, based on figures at the closing of the quarter immediately previous to the execution of the transactions.
     III. For acts of administration with specific faculties in labor matter, as provided by article 2554 (two thousand five hundred and fifty four), second and fourth paragraphs of the Civil Code for the Federal District and its correlated Civil Codes in force in the federative entities of the United Mexican States and the Federal Civil Code, as well as according to everything provided by articles 11 (eleven), 692 (six hundred and ninety two) items II and III, 786 (seven hundred and eighty six) and other related of the Federal Labor Law, so that it might appear as administration and therefore as employer and legal representative of the Corporation, before the labor authorities, listed in article 523 (five hundred and twenty three) of the Federal Labor Law, as well as before the National Fund Institute for Workers Housing, the Mexican Social Security Institute and the National Fund for Workers Consumption, in all matters related to these institutions and other public organizations, being able to deduct all the acts and fees that might correspond to the Corporation, with all the general faculties and even the special ones that require a special clause as provided by the Law, being authorize to engage the Corporation in reconciliation, and also to manage the labor relationships of the Corporation on its behalf;
     IV. To subscribe, grant, endorse and guarantee all kind of credit instruments, as provided by article 9 (nine) of the Credit Instruments and Transactions General Law, provided that they are with the purpose of complying with the Corporation’s corporation object, with the prior approval of the Board of Directors or the Shareholders’ Meeting when so required as provided by the Stock Market Law; and
     V. The faculty to grant and delegate general and special powers of attorneys, and to revoke the former and the latter, and to substitute all or part of thereof, pursuant to the faculties that it has, expressly including the faculty so that the persons to whom such powers of attorney are granted might, in turn, grant, delegate or revoke them, all or part of them, in favor of third parties.
     Article Forty. Indemnity. The Corporation shall hold the Chief Executive Officer harmless from the damages caused by its performance to the Corporation or to the corporations that it controls or where it has significant influence, except in case of deceitful acts or of bad faith, or illegal, pursuant to the applicable legislation. For such purpose, the Board of Directors might propose to the Shareholders’ Meeting the granting of contracts or statements to guarantee such indemnity, or the contracting of insurance policies, bonds or security deposits that cover the corresponding amount.
     CHAPTER THIRD; THE COMMITTEES
     Article Forty One. Creation. The Board of Directors, for the performance of the activities assigned by these Bylaws and the applicable legislation, shall be assisted by one or more committees that shall be created for such purpose. At the time of resolving about their creation, the Board of Directors shall set the rules in relation to the integration, faculties and obligations, operation and other matters related to such committees.
     Article Forty Two. Surveillance. The surveillance of the operations and compliance with the agreements of the Meetings and the Board of Directors shall be entrusted to one or two Committees that shall perform the activities of Auditing and Member Practices, as well as to the Corporation that will conduct the external audit.

     Article Forty Three. Integration and Operation of the Committee or Committees that shall perform the activities of Auditing and Member Practices.
     (a) The Committee or Committees that shall perform the activities of Auditing and Member Practices shall be integrated exclusively by Independent Directors, with a minimum of 3 (three) members.
     (b) The Chairman or Chairmen of the Auditing and Member Practices Committees shall be nominated and removed exclusively by the Shareholders’ General Meeting upon the proposal of the Board of Directors Chairman. Likewise, the person or persons that shall preside the Auditing and Member Practices Committees shall observe everything provided by article 43 (forty three) of the Stock Market Law and other applicable codes of laws. The other members of the Auditing and Member Practices Committees shall be nominated by the Board of Directors.
     (c) The Shareholders’ Meeting might determine from time to time that the Auditing and Member Practices activities be performed by an Independent Committee for each one of them or by only one Committee that shall perform both activities.
     (d) The Internal Regulations of each Committee and, as the case may be, its amendments and additions, shall be prepared and proposed by the related Committee, for the approval of the Board of Directors.
     (e) The Auditing and Member Practices Committees shall meet at least 4 (four) times a year, or with the frequency that the own circumstances of their activities might demand. The external auditor as well as the management officers that might be involved in the issues to deal shall be invited to each work meeting and shall participate with voice right but without voting right. The committee that performs the Auditing activities shall meet periodically with the internal auditor and with the external auditor in separate executive meetings.
     Article Forty Four. Auditing Activities. The Committee that performs the Auditing activities shall have as a general activity, the surveillance of the process and of the systems of accounting, control and recording, management, direction and execution of the Corporation’s businesses and of the entities that it controls, as well as of the corporation that performs the activity of external auditing and those set by the Stock Market Law and the administrative provisions issued under such code of laws.
     Article Forty Five. Member Practices Activities. The Committee that performs the Member Practices activities shall have as general activity, the surveillance and attenuation of risks in the execution of businesses, being subject to the policies authorized or in the benefit of a determined group of shareholders or related persons and all other activities and responsibilities provided by the Stock Market Law and the administrative provisions issued under such code of laws.
     Article Forty Six. Auditors and External Advisers Hiring.
     (a) The Auditing and Member Practices Committees shall have the faculty to hire counseling as well as legal, accounting and financial assistance and of any other professional specialty that they deem necessary or convenient to comply with their duties and responsibilities. The Committee that performs the Auditing activities shall also issue its opinion regarding the nomination, compensation, retention or replacement of the corporation that provides the external auditing services and, as the case may be, supplementary or additional to the external auditing services and shall have the faculty to supervise the work carried out by the independent auditor.
     (b) The Corporation, through the Board of Directors, shall support the performance of the Committee that performs the Auditing activities, shall assign appropriate funds and as required by the Committee, to cover the compensations of the external auditors hired and the regular management expenses in which the Committee might incur, as a result of the performance of its responsibilities.

     TITLE FOURTH: SHAREHOLDERS’ MEETINGS
     Article Forty Seven. Calls.
     (a) The Shareholders’ General Meetings, either Regular or Special, shall be held as provided by the Corporation Law, having to publish the corresponding calls stating the place, date and time to be held and the matters to be dealt according to an Agenda, in one of the newspaper with the highest distribution at the corporate address of the Corporation, at least 15 (fifteen) calendar days in advance. From the time of the publication of a call for a Shareholders’ Meeting, the information and the documents related to each one of the items set in the Agenda shall be at their disposition immediately and free of charge.
     (b) The calls for Shareholders’ General Meetings shall be made by the Board of Directors or as stated in the following item.
     (c) The shareholders of Shares with voting right, even limited or restricted, that individually or as a group hold 10% (ten percent) of the Corporation’s capital stock, shall have the right to request to the Chairman of the Board of Directors or of the Committee or Committees of Member Practices and Auditing, at any time, to call a shareholders’ general meeting through the Board of Directors or the corresponding Committee, without being applicable the percentage provided in article 184 (one hundred and eighty four) of the Corporation Law.
     Article Forty Eight. Nature of the Shareholders’ Meetings. The Shareholders’ Meeting is the supreme entity of the Corporation and all the other entities shall be subject to its resolutions or agreements.
     Article Forty Nine. Shareholders’ Regular Meetings. The regular general shareholders’ meetings shall be held on the date designated by the Board of Directors, but in every case, it shall meet at least once a year within the first 4 (four) months after the closing of each fiscal year and shall deal with:
     (i) taking care and resolving the issues referred to in article 181 (one hundred and eighty one) of the Corporation Law, including the report about the consolidated and unconsolidated financial statements of the Corporation referred to in the general statement of article 172 (one hundred and seventy two) of the Corporation Law, corresponding to the immediately previous fiscal year of the Corporation, and when so ordered by any applicable legal provision, the financial statements report of the main subsidiaries, taking into account the importance of the latter in the financial, administrative and legal situation of the Corporation. As provided by in article 104 (one hundred and four) of the Stock Market Law, as long as the Corporation’s Shares are registered in the National Stocks Registry of the National Banking and Stock Market Commission, the Corporation shall be exempted from the obligation to publish its consolidated and unconsolidated financial statements, pursuant to article 177 (one hundred and seventy seven) of the Corporation Law.
     (ii) designating and removing those who preside the Committee or Committees that perform the Auditing and Member Practices activities;
     (iii) assessing the independency of the Board of Directors members;
     (iv) approving the transactions that the Corporation or corporations that it controls intend to carry out, during the fiscal year, which value represents 20% (twenty percent) or more of the Corporation’s consolidated assets, based on the corresponding figures at the closing of the quarter immediately previous to the date when the transactions are intended to be carried out, simultaneously or consecutively or in any other way but due to their characteristics might be considered as only one transaction;

     (v) approving, as proposed by the Board of Directors, the contracting of civil liability insurance policies for damages or prejudices or the granting of contracts or statements to guarantee the payment of the indemnity or indemnities that the members of the Board of Directors or the Chief Executive Officer might have to pay. The approval might include, as the case may be, the commitment to cover the payment of any residue of the indemnities that the corresponding insurance did not cover, charged to the Corporation’s profits and losses; and
     (vi) any other issue not expressly reserved to the competence of the Special or Extraordinary Shareholders’ Meeting.
     Article Fifty. Special Shareholders’ Meetings.
     (a) The Special General Meetings shall meet to deal with any of the issues provided by article 182 (one hundred and eighty two) of the Corporation Law and any other issue that according the Law or to these Bylaws requires from a qualified majority of shareholders;
     (b) The Special General Meetings shall comply with the installation and voting requirements provided by the Corporation Law.
     Article Fifty One. Minority Rights.
     (a) The Corporation shareholders who, individually or as a group, hold Shares with voting right, even limited or restricted, or without voting right, that represent 5% (five percent) or more of the Corporation’s capital stock might exercise a liability action against the administrators. The liability derived from the administrators’ acts shall be exclusively in favor of the Corporation.
     (b) The Shareholders with Shares with voting right, even limited or restricted, that hold at least 10% (ten percent) of the capital stock Shares, might only request one adjournment, for three calendar days and without the need of a new cal, the voting of any issue regarding which they do not consider to be sufficiently informed, without being applicable everything provided by article 199 (one hundred and ninety nine) of the Corporation Law.
     (c) To be called for the Shareholders’ Meetings pursuant to Article Forty Seven of these Bylaws.
     (d) The shareholders with Shares with voting right, even limited or restricted; who represent at least 20% (twenty percent) of the capital stock, might legally oppose to the resolutions of the general meetings, regarding which they have voting right, without being applicable everything provided by article 201 (two hundred and one) of the Corporation Law.
     Article Fifty Two. Shareholders’ Meetings Attendance.
     (a) The shareholders that are registered in the Shares Registration Book kept by the Corporation and that own one or more Shares shall be admitted to the shareholders’ meeting. So that the shareholders registered in the Corporation’s Shares Registration Book might be entitled to attend the Meetings, they shall: (i) deposit their Shares in any Mexican institution authorized for the deposit of securities or leave them in possession of the Board Secretary at its offices in the corporate address or in any credit institution of the country or abroad; and (ii) shall properly credit, at the discretion of the Board of Directors Secretary or of the person that it appoints, that the corresponding shareholder, or as the case may be, the beneficiary of the stockbroker contract or of the respective similar instrument, meets the requirements referred to in these Bylaws. In case of not crediting everything provided by item (ii) of this paragraph, the related person shall not be entitled to participate in the meeting, and therefore shall not be able to exercise the corporate rights that might correspond to the Shares, being applicable everything set in the corresponding provisions of these Bylaws.

     (b) The deposit in possession of the Corporation or of a Mexican institution authorized for the deposit of securities and the verification of the compliance with the requirements referred to in the preceding paragraph, shall be made or accredited by means of the corresponding certificate of deposit, before the day set for the Meeting, stated in the corresponding call. Against the deposited Shares an admission card for the Meeting shall be delivered, which shall state the number and class of Shares that it covers, the shareholder name and the number votes to which it is entitled. The exhibited Shares and certificates shall be returned after the Meeting is held, against the submittal of the receipt that had been issued.
     (c) In addition, the people who attend the Corporation meetings representing shareholders, shall credit their legal status by means of the power of attorney granted in the forms prepared by the own Corporation, who meet the following requirements:
     (i) Prominently state the Corporation denomination as well as the corresponding Agenda;
     (ii) Include an area for the instructions of the grantor to exercise the power of attorney; and
     (iii) Any other requirement or information set by the Board of Directors, which include but are not limited to those related to the provisions comprised in Title Third of these Bylaws.
     (d) The deceit or omission of the information comprised in the form will give as a result that the votes issued by the related shareholder shall be void.
     (e) The Corporation shall have available the forms of the powers of attorney for stock market brokers that credit having the representation of the shareholders of the own Corporation, during the term provided by article 173 (one hundred and seventy three) of the Corporation Law, so that they are able to send them on a timely basis to their represented.
     (f) The Corporation shall have available for stock market brokers who credit having the representation of the shareholders of the own Corporation, at the Corporation offices, the information and the documents related to each of the items comprised in the agenda of the corresponding Shareholders’ Meeting, free of charge and at least 15 (fifteen) calendar days in advance to the meeting date.
     (g) The Secretary of the Board of Directors shall be bound to ensure the observance of everything provided in the preceding paragraphs and to inform to the Shareholders’ Meeting, which shall be evidenced in the corresponding minutes.
     Article Fifty Three. Meeting Officers: Minutes.
     (a) The Meetings shall be leaded by the Chairman of the Board of Directors and, in case of lack or absence thereof, by the person designated by the Meeting. The Secretary of the Board of Directors shall act as Secretary and, in absence thereof, the Board Assistant Secretary or the person designated by the Chairman of the related Meeting.
     (b) The Chairman shall appoint the Examiner or Examiners deemed convenient, for the preparation of the attendance list and the counting of the corresponding Shares.
     (c) A minutes shall be prepared from each meeting, which shall be subscribed by the Chairman and by the Secretary thereof.

     (d) The copies, certificates or extracts of the Meeting minutes that need to be prepared by any reason, shall be authorized by the Secretary or by the Special Deputy designated by the Meeting for such purpose.
     TITLE SIXTH: FISCAL YEAR. THE BALANCE SHEET AND PROFIT AND LOSS STATEMENT
     Article Fifty Four. Fiscal Years. The fiscal year of the Corporation shall begin on January first and end on December thirty first of each year.
     Article Fifty Five. Balance Sheet. At the end of each fiscal year, the Board of Directors shall prepare a Balance Sheet as provided by Article 172 (one hundred and seventy two) of the Corporation Law.
     Article Fifty Six. Profit Distribution. The profits of each fiscal year shall be distributed as follows:
     (i) 5% (five percent) shall be used to constitute the legal reserve until it reaches one fifth of the capital stock and if it decreases, it shall be restored in the same way, as provided by article 20 (twenty) of the Corporation Law.;
     (ii) The amount agreed by the shareholders’ general meeting shall be separated to integrate one or more prevision funds;
     (iii) The balance shall be applied in the way and under the terms agreed by the meeting.
     TITLE SEVENTH: LIQUIDATION AND WINDING UP OF THE CORPORATION
     Article Fifty Seven. Winding up. The Corporation shall be dissolved in the cases provided by the Corporation Law.
     Article Fifty Eight. Liquidation. Upon its winding up, the Corporation shall be liquidated, which shall be in charge of one or several liquidators appointed by the Shareholders Meeting.
     Article Fifty Nine. Faculties of the Liquidator. Except if otherwise resolved by the Shareholders’ General Meeting, the liquidator or liquidators shall have the faculties provided by article 242 (two hundred and forty two) of the Corporation Law and shall distribute the liquidation surplus among the shareholders, subject to the rules set forth in articles 113 (one hundred and thirteen), 247 (two hundred and forty seven) and 248 (two hundred and forty eight) of the already mentioned Corporation Law and by these Bylaws.
     Article Sixty. Registration of Liquidators. As long as the liquidators appointment has not been registered in the Public Registry of Commerce and they have not yet taken office, the Board of Directors and the Chief Executive Officer of the Corporation shall continue in office, but they might not initiate new transactions after the Corporation’s winding up resolution has been approved by the Shareholders’ General Meeting or after the existence of the legal cause thereof has been evidenced.